-46-

                                                              Execution Version.



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  CIBER, INC.,

                         DAPHNE ACQUISITION CORPORATION

                                       AND

                          SCB COMPUTER TECHNOLOGY, INC.

                                TABLE OF CONTENTS


                                      -iii-
                                TABLE OF CONTENTS

                                                                         Page

                                       -i-

AGREEMENT AND PLAN OF MERGER................................................1

ARTICLE I                  DEFINITIONS......................................1

     Section 1.1           Definitions......................................1


ARTICLE II                 EXCHANGE.........................................6

     Section 2.1           The Merger.......................................6
     Section 2.2           The Closing......................................6
     Section 2.3           Effectiveness of Merger..........................6
     Section 2.4           Effect of the Merger.............................7
     Section 2.5           Conversion and Exchange of Stock.................7
     Section 2.6           Closing of SCB's Transfer Books..................9
     Section 2.7           Exchange of Certificates........................10
     Section 2.8           Adjustment of Stock Consideration...............11
     Section 2.9           Further Action..................................11


ARTICLE III                REPRESENTATIONS AND WARRANTIES OF SCB...........12

     Section 3.1           Organization....................................12
     Section 3.2           Capital Stock of SCB............................12
     Section 3.3           Authority Relative to this Agreement;
                           Non-Contravention...............................12
     Section 3.4           SEC Reports and Financial Statements............13
     Section 3.5           Absence of Certain Changes......................14
     Section 3.6           Litigation......................................14
     Section 3.7           Brokers/Financial Advisors......................14
     Section 3.8           Subsidiaries....................................15
     Section 3.9           Board Recommendation; SCB Action; Requisite Vote of
                           SCB's Shareholders..............................15
     Section 3.10          Absence of Changes in Benefit Plans.............15
     Section 3.11          Compliance with Laws............................15
     Section 3.12          Environmental Matters...........................16
     Section 3.13          Contracts; Debt Instruments.....................16
     Section 3.14          Properties......................................18
     Section 3.15          Intellectual Property...........................18
     Section 3.16          Labor Matters...................................20
     Section 3.17          Certain Employee Matters........................21
     Section 3.18          Insurance.......................................21
     Section 3.19          Taxes...........................................21
     Section 3.20          ERISA...........................................23
     Section 3.21          Proxy Statement/ Prospectus.....................25
     Section 3.22          State Takeover Statutes.........................26
     Section 3.23          Business Relations..............................26
     Section 3.24          Bank Accounts...................................26
     Section 3.25          Agents..........................................26
     Section 3.26          Disclosure......................................26


ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF CIBER AND
                           CIBER SUB.......................................27

     Section 4.1 Organization. CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the
                           State of Delaware...............................27
     Section 4.2           Capitalization..................................27
     Section 4.3           Authority Relative to this Agreement;
                           Non-Contravention...............................27
     Section 4.4           SEC Reports and Financial Statements............28
     Section 4.5           Litigation......................................28
     Section 4.6           Statements; Proxy Statement/Prospectus..........28
     Section 4.7           Broker's or Finder's Fees.......................29


ARTICLE V                  COVENANTS AND OTHER AGREEMENTS..................29

     Section 5.1           Conduct of Business by SCB......................29
     Section 5.2           SCB Final Closing Balance Sheet.................31
     Section 5.3           Proxy Material; Shareholder Meeting.............31
     Section 5.4           Access to Information...........................32
     Section 5.5           Confidentiality.................................32
     Section 5.6           Employment Agreements and Employee Matters......32
     Section 5.7           Health Insurance................................33
     Section 5.8           Acquisition Proposals...........................33
     Section 5.9           Indemnification of Officers and Directors.......34
     Section 5.10          Stock Exchange Listing..........................34
     Section 5.11          Filings; Other Action...........................35
     Section 5.12          Satisfaction of Conditions......................35
     Section 5.13          Application of Restrictions.....................35
     Section 5.14          Survival........................................35
     Section 5.15          Section 16b-3...................................35
     Section 5.16          Affiliates......................................35


ARTICLE VI                 CONDITIONS......................................36

     Section 6.1           Conditions to the Obligation of
                           Each Party......................................36
     Section 6.2           Additional Conditions to the Obligations
                           of SCB..........................................36
     Section 6.3           Additional Conditions to the Obligations
                           of CIBER and CIBER SUB..........................37


ARTICLE VII                TERMINATION and amendment.......................39

     Section 7.1           General.........................................39
     Section 7.2           Obligations in Event of Termination.............40
     Section 7.3           Amendment.......................................40
     Section 7.4           Extension; Waiver...............................40


ARTICLE VIII               GENERAL PROVISIONS..............................40

     Section 8.1           Interpretation; Governing Law, Jurisdiction
                           and Service of Process..........................40
     Section 8.2           Binding Effect; Assignment......................41
     Section 8.3           Notices.........................................41
     Section 8.4           Severability....................................42
     Section 8.5           Third-Party Beneficiaries.......................42
     Section 8.6           Further Assurances..............................42
     Section 8.7           Entire Agreement................................42
     Section 8.8           Headings........................................42
     Section 8.9           Counterparts....................................42
     Section 8.10          Disclosure......................................42
     Section 8.11          Waiver..........................................42

                                      -iv-
                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A                -     Articles of Merger, Including Plan of Merger
                              (Tennessee)
Exhibit B                -     Voting Agreement
Exhibit C                -     Contracts
Exhibit D                -     Charter of Surviving Corporation
Exhibit E                -     Employment Agreements
Exhibit F                -     Severance/Nonsolicitation Agreements
Schedule 1.1             -     Permitted Liens
Schedule 3.1             -     State Qualifications; Good Standing
Schedule 3.2(a)          -     SCB Outstanding Securities
Schedule 3.3             -     List of Conflicts (SCB)
Schedule 3.5             -     Absence of Certain Changes
Schedule 3.6             -     Litigation
Schedule 3.8             -     Subsidiaries
Schedule 3.10            -     Absence of Changes in Benefit Plans
Schedule 3.11            -     Compliance With Laws
Schedule 3.13            -     Contracts; Debt Instruments
Schedule 3.14            -     SCB Leases
Schedule 3.15            -     SCB Intellectual Property
Schedule 3.17(a)         -     Employee Matters
Schedule 3.17(b)         -     Consultants
Schedule 3.18            -     Insurance
Schedule 3.19            -     Taxes
Schedule 3.20            -     ERISA
Schedule 3.23            -     Business Relations
Schedule 3.24            -     Bank Accounts
Schedule 3.25            -     Agents
Schedule 3.26            -     DCAA Matters
Schedule 4.3             -     List of Conflicts (CIBER)
Schedule 5.6(a)          -     Individual Agreements
Schedule 5.6(e)          -     T. Scott Cobb Agreements

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of October 24, 2003, by and among CIBER, INC., a Delaware corporation ("CIBER"), DAPHNE ACQUISITION CORPORATION, a Tennessee corporation and a wholly owned subsidiary of CIBER ("CIBER SUB"), and SCB COMPUTER TECHNOLOGY, INC., a Tennessee corporation ("SCB").

                                    RECITALS

         1. CIBER desires to acquire the business and properties of SCB by means of a taxable merger of CIBER SUB with and into SCB on the terms and conditions set forth herein and in the Articles of Merger attached hereto as Exhibit A;

         2. The separate existence of CIBER SUB shall cease at the Effective Time (as defined herein) and SCB shall thereafter survive as a wholly owned subsidiary of CIBER; and

         3. Concurrent with the execution and delivery of this Agreement, certain shareholders of SCB shall have executed and delivered to CIBER an agreement dated as of the date hereof, in substantially the form of Exhibit B (the "Voting Agreement") under which such shareholders, among other things, grant to CIBER the right to vote their shares of SCB common stock in favor of such merger and grant CIBER the option to purchase their shares for the Merger Consideration (as defined below).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1       Definitions.

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "Business Day" means any day on which banks are not required or authorized to close in the State of Colorado or the State of Tennessee.

         "CIBER Closing Stock Price" means the CIBER Stock Market Price; however, if the CIBER Stock Market Price is less than $7.50, then the CIBER Closing Stock Price shall be $7.50, and if the CIBER Stock Market Price is greater than $11.00, then the CIBER Closing Stock Price shall be $11.00.

         "CIBER Common Stock" means the common stock, $0.01 par value per share, of CIBER.

         "CIBER Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected by SCB to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of CIBER and its Subsidiaries, taken as a whole, and (ii) the ability of CIBER or CIBER SUB to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a CIBER Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) changes in United States generally accepted accounting principles, (2) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, in each case having an effect on the industry in which CIBER or any of its Subsidiaries conduct their business, or (3) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; or
(b) any existing event, occurrence, or circumstance disclosed by CIBER in this Agreement or on any Schedule or Exhibit hereto.

         "CIBER Stock Market Price" means the average of the daily closing prices of a share of CIBER Common Stock on the New York Stock Exchange ("NYSE") for the five consecutive trading days ended three days prior to the Closing Date.

         "CIBER SEC Reports" means CIBER's annual report on Form 10-K for the year ended December 31, 2002, its proxy statement for the 2003 annual meeting of shareholders, and its quarterly report on Form 10-Q for the quarter ended June 30, 2003.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Contracts" means all of the right, title and interest of SCB and any of its Subsidiaries in and to all contracts, options, leases (whether of realty or personalty), maintenance, purchase orders, bids in process, commitments, licenses to use software, and other agreements under which SCB and any of its Subsidiaries has an obligation to pay a third party in excess of $100,000, including, but not limited to, the agreements identified in Exhibit C attached hereto (which exhibit identifies each Contract that is material to SCB or any of its Subsidiaries or that involves an amount in excess of $75,000 that requires the consent of a third party in order for SCB or any of its Subsidiaries, as a direct or indirect Subsidiary of CIBER, to fulfill such Contract).

         "Dissenting Shareholders" means the shareholders of SCB, if any, who have perfected their dissenters' rights in accordance with the TBCA.

         "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Form S-4 Registration Statement" means the registration statement (No. 333-102780) on Form S-4, as amended, filed by CIBER with the SEC on January 28, 2003 pursuant to which the Stock Consideration will be registered.

         "GAAP" means generally accepted accounting principles.

         "Governmental Entity" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

         "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness" means, with respect to any person, without duplication,
(a) all obligations of such person for borrowed money or obligations with respect to deposits or advances of any kind to such person, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily or periodically paid (other than trade payables in the ordinary course), (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (f) all capitalized lease obligations of such person, (g) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person and (j) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

         "Intellectual Property" means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information, including formulas, compositions, inventions (whether or not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information) (e) other proprietary intellectual property rights and (f) computer programs, software documentation, data, training manuals and related materials.

         "Legal Order" shall mean any judgment, ruling, order, writ, injunction, or decree issued by a Government Entity or arbitrator.

         "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the OTC Bulletin Board or New York Stock Exchange).

         "Lien" means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature other than Permitted Liens.

         "Option Exchange Ratio" equals $2.15 divided by the CIBER Closing Stock Price.

         "Pension Plan" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

         "Permitted Liens" means those Liens listed on Schedule 1.1.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be sent to SCB's shareholders in connection with the SCB Shareholders' Meeting.

         "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

         "SCB Common Stock" means the common stock, $0.01 par value per share, of SCB.

         "SCB Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected by CIBER to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of SCB and its Subsidiaries, taken as a whole, (ii) the ability of SCB to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, and (iii) CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, an SCB Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) changes in United States generally accepted accounting principles, (2) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, in each case having an effect on the industry in which SCB or any of its Subsidiaries conduct their business, or (3) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; or (b) any existing event, occurrence, or circumstance disclosed by SCB in this Agreement or on any Schedule or Exhibit hereto.

         "SCB SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed, or required to be filed, by SCB with the SEC since April 30, 2000.

         "SCB Stock Plans" means the SCB 1995 Stock Incentive Plan, as amended, the SCB 1997 Stock Incentive Plan, as amended, and the SCB Non-Management Directors' Stock Incentive Plan, as amended.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, as to any Person (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner, or (iii) any other entity that is directly or indirectly controlled by such Person.

          "Tax" or "Taxes" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, including, without limitation, income or profit, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, workers' compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any taxing authority).

         "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

         "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

         Each of the following terms is defined in the section set forth opposite such term:

                         TERM                                        SECTION

2.5(d) Shares                                                        2.5(b)
Acquisition Proposal                                                 5.8
Benefit Plans                                                        3.20(a)
Cash Consideration                                                   2.5(b)(iii)
CIBER Stock Option                                                   2.5(i)
Closing                                                              2.2
Closing Date                                                         2.2
Code                                                                 3.19(a)
Commonly Controlled Entity                                           3.20(a)
Covered Taxes                                                        3.19(a)
Dissenting Share                                                     2.5(b)
Effective Time                                                       2.3
Employment Agreements                                                5.6(a)
Exchange Agent                                                       2.7(a)
Exchange Fund                                                        2.7(a)
Existing Policy                                                      5.9(b)
Extended Termination Date                                            7.1(b)
Fixed Fee Contract                                                   3.13(l)
FTN Financial Securities                                             3.7
Harris Nesbitt                                                       3.7
Indemnified Persons                                                  5.9(a)
Merger                                                               2.1
Merger Consideration                                                 2.5(b)
Properties                                                           3.12(a)
Required SCB Shareholder Vote                                        3.9(b)
SCB Board                                                            5.3(b)
SCB Board Recommendation                                             5.3(b)
SCB Final Closing Balance Sheet                                      5.2
SCB Pension Plan                                                     3.20(e)
SCB Shareholders' Meeting                                            5.3(a)
SCB Stock                                                            3.2(a)(i)
SCB Stock Option                                                     2.5(f)
SCB Stock Certificate                                                2.5(e)
Severance/Nonsolicitation Agreements                                 5.6(a)
Shares                                                               2.5(b)(ii)
Stock Consideration                                                  2.5(b)(ii)
Stock Exchange Ratio                                                 2.5(b)(ii)
Stock Percentage                                                     2.5(b)(i)
Stock Portion                                                        2.5(b)(i)
Superior Proposal                                                    5.8
Surviving Corporation                                                2.1
TBCA                                                                 2.1
Triggering Event                                                     7.2(b)(i)
Termination Date                                                     7.1(b)
USRPHC                                                               3.19(i)
Voting Agreement                                                     Recitals
                                   ARTICLE II
                                    EXCHANGE

         Section 2.1 The Merger. On and subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the Tennessee Business Corporation Act (the "TBCA"), CIBER SUB will merge with and into SCB, the separate corporate existence of CIBER SUB shall cease and SCB shall thereafter continue as the surviving corporation (the "Surviving Corporation") in the merger (the "Merger").

         Section 2.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Faegre & Benson LLP at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203 at 10:00 a.m. local time, within three Business Days following the day on which the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as CIBER and SCB may agree; but in any event no later than March 1, 2004. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         Section 2.3 Effectiveness of Merger. On the Closing Date, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) CIBER SUB and SCB shall execute and deliver the Articles of Merger, which certificate shall be substantially in the form attached hereto as Exhibit A, and file such Articles of Merger and, if required by law, this Agreement, with the Secretary of State of the State of Tennessee pursuant to Section 48-21-107 of the TBCA. The Merger shall become effective as of the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and time as may be specified in the Articles of Merger (the "Effective Time").

         Section 2.4       Effect of the Merger.

                  (a) General. The Merger shall have the effect set forth in the TBCA. The Surviving Corporation shall, after the Effective Time, take all action (including executing and delivering any document) in its name and on its behalf in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) Charter; Bylaws; Directors and Officers. The charter of CIBER SUB, which is attached hereto as Exhibit D, shall be the charter of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The by-laws of CIBER SUB in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until thereafter amended as provided therein and under the TBCA. The officers and directors of CIBER SUB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's charter and by-laws and the TBCA.

         Section 2.5 Conversion and Exchange of Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of CIBER, CIBER SUB or SCB, or any holder of SCB Common Stock:

                  (a) Each share of common stock, $0.01 par value per share, of CIBER SUB outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CIBER, be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

                  (b) Each share of SCB Common Stock issued and outstanding immediately prior to the Effective Time (other than any share of SCB Common Stock as to which any SCB Shareholder has properly exercised its dissenter's rights under the TBCA (a "Dissenting Share") and any share of SCB Common Stock that is subject to the provisions of Section 2.5(d) ("2.5(d) Shares")) shall be exchanged for Stock Consideration and Cash Consideration with an aggregate value of $2.15 (the "Merger Consideration") in accordance with the procedures set forth herein, as follows:

                           (i) At or prior to the Effective Time, CIBER shall elect by giving notice to SCB the percentage (the "Stock Percentage") of the Merger Consideration, if any, to be paid as Stock Consideration. The Stock Percentage shall not be greater than 50%. The product of (x) the Merger Consideration times (y) the Stock Percentage shall equal the "Stock Portion";

                           (ii) For each share of SCB Common Stock (other than Dissenting Shares and 2.5(d) Shares) the holder thereof shall have the right to receive a number of shares of CIBER Common Stock (the "Stock Consideration") obtained by dividing the Stock Portion by the CIBER Closing Stock Price (the "Stock Exchange Ratio"). The shares of CIBER Common Stock (if any) issuable to holders of SCB Common Stock shall be referred to herein as the "Shares"; and

                           (iii) For each share of SCB Common Stock (other than Dissenting Shares and 2.5(d) Shares), the holder thereof shall have the right to receive an amount equal to the Merger Consideration less the Stock Portion in cash (the "Cash Consideration").

                  (c) Dissenting Shares. Each Dissenting Share shall not be converted as set forth in Section 2.5(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the TBCA; provided, however, that each Dissenting Share in respect of which a claim for appraisal is irrevocably withdrawn after the Effective Time shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration.

                  (d) Each share of SCB Common Stock owned by SCB, CIBER, or CIBER SUB, or an SCB Subsidiary immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (e) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of the SCB Common Stock shall cease to be outstanding and shall be canceled and retired, and each holder thereof shall thereafter cease to have any rights with respect to such shares of the SCB Common Stock except the right to receive, without interest, the Merger Consideration in accordance with this Section 2.5 upon the surrender of a certificate representing such shares of the SCB Common Stock (each an "SCB Stock Certificate") or, with respect to a Dissenting Share, the right to receive such consideration per Dissenting Share may be determined pursuant to the TBCA.

                  (f) At the Effective Time, all options to purchase shares of SCB Common Stock (each, an "SCB Stock Option") then outstanding and unexercised shall cease to represent a right to acquire shares of SCB Common Stock. Each SCB Stock Option, to the extent it is vested and exercisable shall be converted into the right to receive, at the Effective Time, for each share covered by the SCB Stock Option, the Merger Consideration minus the exercise price of the SCB Stock Option, in the ratios provided by Sections 2.5(b)(ii) and (iii) (using the Merger Consideration minus the exercise price of the SCB Stock Option instead of Merger Consideration to compute the Stock Portion and the Cash Consideration).

                  (g) At the Effective Time, CIBER shall assume the SCB Stock Options not converted pursuant to Section 2(f) that are outstanding and unexercised at the Effective Time held by each individual who immediately after the Effective Time is employed by the Surviving Corporation, and convert such options into options to acquire shares of CIBER Common Stock (the "CIBER Stock Options"). From and after the Effective Time, (i) the number of shares of CIBER Common Stock purchasable upon exercise of each outstanding SCB Stock Option shall be equal to the product of (x) the number of shares of SCB Common Stock that were purchasable under that SCB Stock Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio (subject to adjustment as provided in this Agreement), and (ii) the exercise price per share of CIBER Common Stock under each SCB Stock Option shall be obtained by dividing
(x) the exercise price per share of SCB Common Stock of each SCB Stock Option immediately prior to the Effective Time by (y) the Option Exchange Ratio (subject to adjustment as provided in this Agreement), and rounding up or down to the nearest cent.

                  (h) No fractional share of CIBER Common Stock will be issued by virtue of the Merger but, in lieu thereof, CIBER shall pay to the Exchange Agent an amount of cash sufficient for the Exchange Agent to pay each former holder of shares of SCB Common Stock who would otherwise be entitled to a fraction of a share of CIBER Common Stock (after aggregating all fractional shares of CIBER Common Stock to be received by such holder) an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying
(x) such fraction of a share of CIBER Common Stock by (y) the CIBER Closing Stock Price.

                  (i) Prior to the Effective Time, CIBER shall reserve for issuance and make available for issuance in accordance with this Section 2.5 the number of shares of CIBER Common Stock necessary to satisfy CIBER's obligations under Section 2.5.

         Section 2.6 Closing of SCB's Transfer Books. At the Effective Time, the stock transfer books of SCB shall be closed with respect to all shares of SCB Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of SCB Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid SCB Stock Certificate is presented to the Exchange Agent or to CIBER, such SCB Stock Certificate shall be canceled and shall be exchanged as provided in
Section 2.7.

         Section 2.7       Exchange of Certificates.

                  (a) Promptly after the Effective Time, CIBER shall deposit, or shall cause to be deposited with CIBER's Corporate Secretary or a third party selected by CIBER (the "Exchange Agent") (i) certificates representing the shares of CIBER Common Stock issuable pursuant to this Article II, and (ii) cash sufficient to pay the Cash Consideration and to make payments in lieu of fractional shares in accordance with Section 2.5(g). The shares of CIBER Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the record holders of SCB Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as CIBER may reasonably specify (including a provision confirming that delivery of SCB Stock Certificates shall be effected, and risk of loss and title to SCB Stock Certificates shall pass, only upon delivery of such SCB Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of SCB Stock Certificates in exchange for certificates representing CIBER Common Stock and cash.

                           Upon surrender of an SCB Stock Certificate to the
Exchange Agent for exchange, together with a duly executed letter of transmittal, and such other documents as may be reasonably required by the Exchange Agent or CIBER, (1) the holder of such SCB Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of CIBER Common Stock constituting the Stock Consideration (together with cash in lieu of any fractional share of CIBER Common Stock) and the Cash Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and
(2) the SCB Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7, each SCB Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 2.5. If any SCB Stock Certificate shall have been lost, stolen or destroyed, CIBER may, in its discretion and as a condition precedent to the issuance of any certificate representing CIBER Common Stock, require the owner of such lost, stolen or destroyed SCB Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as CIBER may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent or CIBER with respect to such SCB Stock Certificate.

                  (c) No dividends or other distributions declared or made with respect to CIBER Common Stock with a date after the Effective Time shall be paid to the holder of any unsurrendered SCB Stock Certificate with respect to the shares of CIBER Common Stock that such holder has the right to receive in the Merger until such holder surrenders such SCB Stock Certificate in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

                  (d) Any portion of the Exchange Fund that remains undistributed to holders of SCB Stock Certificates as of the date 180 days after the Effective Time shall become the general funds of CIBER.

                  (e) The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of SCB Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (f) Neither CIBER nor the Surviving Corporation shall be liable to any holder or former holder of SCB Common Stock or to any other Person with respect to any shares of CIBER Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

         Section 2.8 Adjustment of Stock Consideration. If subsequent to the date of this Agreement but prior to the Closing Date, the outstanding shares of CIBER Common Stock or the SCB Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

         Section 2.9 Further Action. If, at any time after the Effective Time, any further action is determined by CIBER to be necessary or desirable to carry out the purposes of this Agreement or to vest CIBER with full right, title and possession of and to all rights and property of SCB, the officers and directors of CIBER shall be fully authorized (in the name of CIBER, in the name of SCB or otherwise) to take such action.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF SCB

         Except as otherwise set forth in a schedule having the same number as a Section of this Article III, SCB hereby represents and warrants to CIBER as follows:

         Section 3.1 Organization. SCB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee and has the corporate power to own its property and to carry on its business as now being conducted. SCB and its Subsidiaries are duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by them or the character of the property owned, leased or used by them makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not have an SCB Material Adverse Effect. SCB has delivered to CIBER complete and correct copies of its charter and by-laws, as amended to the date of this Agreement and the charter and by-laws, or other applicable organizational documents, of each of SCB's Subsidiaries. Attached hereto as Schedule 3.1 is a complete list of those states in which SCB is qualified and/or licensed to do business.

         Section 3.2       Capital Stock of SCB.

                  (a) At the date hereof:
                           (i) SCB's authorized capital stock consists of 1,000,000 shares of preferred stock, no par value, none of which is outstanding, and 100,000,000 shares of SCB Common Stock, $0.01 par value per share, of which 25,302,454 are issued and outstanding and 699,800 are treasury shares (the "SCB Stock"); and

                           (ii) Except as set forth in Section 3.2(a) or on
         Schedule 3.2(a), there are not outstanding as of the date hereof (A) shares of stock or other securities of SCB, (B) securities of SCB convertible into or exchangeable for shares of stock or securities of SCB or (C) any options, warrants or other rights to acquire from SCB, or other obligation of SCB to issue, any stock, securities or securities convertible into or exchangeable for stock or securities of SCB.

                  (b) All outstanding shares of SCB Common Stock have been and, at or prior to the Effective Time, will be duly authorized and validly issued, fully paid and non-assessable.

         Section 3.3 Authority Relative to this Agreement; Non-Contravention.

                  (a) SCB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by SCB, the performance by SCB of its obligations hereunder and the consummation by SCB of the transactions contemplated herein have been duly authorized by the board of directors of SCB, and no other corporate proceedings on the part of SCB other than the approval of SCB's shareholders are necessary to authorize the execution and delivery of this Agreement, the performance by SCB of its obligations hereunder and, except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Tennessee, the consummation by SCB of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SCB and constitutes a valid and binding obligation of SCB, enforceable against SCB in accordance with its terms.

                  (b) Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by SCB nor the consummation by SCB of the transactions contemplated herein nor compliance by SCB with any of the provisions hereof will (i) conflict with or result in any breach of the charter or by-laws of SCB, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets or properties of SCB under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which SCB is a party or by which SCB or any of its properties or assets, may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any Legal Order or Legal Requirement applicable to SCB or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have an SCB Material Adverse Effect.

                  (c) Except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Tennessee and such filings as may be required by the Exchange Act and the HSR Act, no action by SCB or any governmental authority is necessary for SCB's execution and delivery of this Agreement or the consummation by SCB of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an SCB Material Adverse Effect.

                  (d) No consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of SCB for or in connection with the execution and delivery of this Agreement or the performance by SCB of the transactions contemplated on its part hereby, except for any action contemplated by subsection (c) above, the approval of the Merger by the Required SCB Shareholder Vote or where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an SCB Material Adverse Effect.

         Section 3.4 SEC Reports and Financial Statements. SCB has filed with the SEC all SCB SEC Reports required to be filed by SCB with the SEC. As of their respective dates, the SCB SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such SCB SEC Reports and, except to the extent that information contained in any SCB SEC Report has been revised or superseded by a later SCB SEC Report filed and publicly available prior to the date of this Agreement, none of the SCB SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SCB included in the SCB SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of SCB and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SCB SEC Reports, neither SCB nor any of the SCB Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of SCB and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an SCB Material Adverse Effect. None of the SCB Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

         Section 3.5 Absence of Certain Changes. Except as set forth in Schedule 3.5, since April 30, 2003: (i) SCB has conducted its business only in the ordinary course, and there has not been any change by SCB in accounting principles or methods except insofar as may be required by GAAP, (ii) there has not been any SCB Material Adverse Effect, and (iii) there has not been any action taken by SCB or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

         Section 3.6 Litigation. Except as set forth in Schedule 3.6, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of SCB, threatened, to which SCB or any of its Subsidiaries is, or would be, a party or by which it is or would be affected which, considered individually or in the aggregate is reasonably likely (i) to have an SCB Material Adverse Effect, (ii) to impair the ability of SCB to perform its or their obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any Legal Order outstanding against it having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         Section 3.7 Brokers/Financial Advisors. Except for Harris Nesbitt Gerrard ("Harris Nesbitt"), and other than FTN Financial Securities Corp. ("FTN Financial Securities") engaged by the Board of SCB to deliver a fairness opinion, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCB. Prior to the date of this Agreement, SCB has provided to CIBER a complete and correct copy of all agreements between SCB and Harris Nesbitt pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

         Section 3.8 Subsidiaries. Except as set forth in Schedule 3.8, SCB has no Subsidiaries.

         Section 3.9 Board Recommendation; SCB Action; Requisite Vote of SCB's Shareholders.

                  (a) The board of directors of SCB has by resolutions duly adopted by unanimous vote at a meeting of such board duly called and held on October 24, 2003, determined that the Merger is fair to and in the best interests of SCB and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and recommended that the shareholders of SCB approve and adopt this Agreement and the Merger. In connection with such approval, SCB's board of directors has received from each of Harris Nesbitt and FTN Financial Securities an opinion to the effect that the consideration to be paid to the shareholders of SCB in the Merger is fair to the shareholders of SCB from a financial point of view, subject to the assumptions and qualifications in such opinions. A copy of each such opinion has been delivered to CIBER and such opinions have not been withdrawn or modified in any material respect. SCB has been authorized by Harris Nesbitt and FTN Financial Securities, respectively, to include such opinions in their entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to FTN Financial Securities and its counsel.

                  (b) The affirmative vote of a majority of the votes cast by shareholders of SCB at a meeting of the shareholders called for such purpose is required for approval and adoption of this Agreement and the Merger (the "Required SCB Shareholder Vote"), and no other vote of any holder of SCB's securities is required for the approval and adoption of this Agreement or the Merger.

         Section 3.10 Absence of Changes in Benefit Plans. Except as set forth in Schedule 3.10, since April 30, 2003 there has not been any adoption or amendment by SCB of any Benefit Plan. Except as set forth in the financial statements described in Section 3.4 hereof and for those agreements set forth on
Schedule 3.10, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between SCB and any current or former employee, officer or director of SCB who earns (or earned prior to termination) annual cash compensation in excess of $100,000. No Benefit Plan provides benefits to any person who is not a current employee, officer or director of SCB.

         Section 3.11 Compliance with Laws. Neither SCB nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in an SCB Material Adverse Effect. Except as set forth in Schedule 3.11, SCB and its Subsidiaries have not received any written communication during the past two fiscal years from a Governmental Entity that alleges that it is not in compliance with any applicable Legal Requirement. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, neither SCB nor any of its Subsidiaries is required to make, and neither SCB nor any of its Subsidiaries has a reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. SCB and its Subsidiaries are in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States. No investigation or review by any Governmental Entity with respect to the business of SCB or any of its Subsidiaries is pending, or to the best of SCB's knowledge, is threatened.

         Section 3.12 Environmental Matters. SCB and its Subsidiaries have not placed or disposed of any Hazardous substances on, under, from or at any of SCB's or any of its Subsidiary's properties or any other properties presently or formerly owned or operated by SCB or any of its Subsidiaries (the "Properties") or any other properties, in violation of any applicable Environmental Laws, except for violations that would not, in all such cases, taken individually or in the aggregate, reasonably be expected to result in an SCB Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in an SCB Material Adverse Effect or otherwise materially adversely impact the business of SCB, or (z) received any written notice (A) during the preceding five fiscal years from a Governmental Entity that SCB or any of its Subsidiaries are in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of Hazardous Substances at the Properties or any other properties, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or
(D) demanding payment by SCB or any of its Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

                  (b) No Environmental Law imposes any obligation upon SCB or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of SCB's or any of its Subsidiaries' Properties under any Environmental Law.

         Section 3.13 Contracts; Debt Instruments. Except as set forth in Schedule 3.10 or Schedule 3.13, neither SCB nor any of its Subsidiaries is a party to or bound by:

                  (a) any employment, severance or consulting agreement, contract or commitment with any executive officer or higher level employee or member of SCB's board of directors, other than those that are terminable by SCB or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to SCB;

                  (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (c) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business;

                  (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of SCB or any of its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

                  (e) any agreement, contract or commitment that directly or indirectly prevents SCB or any of its Subsidiaries from providing services to or performing work for competitors of any customer of SCB or any of its Subsidiaries or any other similar restriction imposed on SCB or any of its Subsidiaries by a customer;

                  (f) any agreement, contract or commitment currently in force relating to the disposition or acquisition by SCB or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which SCB or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than SCB's Subsidiaries;

                  (g) any customer, dealer, distributor, marketing or development agreement currently in force under which SCB or any of its Subsidiaries has continuing material obligations to provide any product, technology or service and that may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement entered into outside the ordinary course pursuant to which SCB or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that may not be canceled without penalty upon notice of ninety (90) days or less;

                  (h) any agreement, contract or commitment currently in force and entered into outside the ordinary course of business to provide source code to any third party for any product or technology that is material to SCB or any of its Subsidiaries;

                  (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 individually;

                  (j) any material settlement or release agreement entered into within two (2) years prior to the date of this Agreement;

                  (k) any agreement entered into in the ordinary course of business providing for annualized revenue to SCB or any of its Subsidiaries of more than $500,000; or

                  (l) any written or oral contract for hire which obligates SCB or any of its Subsidiaries to work on a fixed-fee basis regardless of the number of hours actually spent on the project by the SCB or Subsidiary employees (a "Fixed Fee Contract"), and, to the best of SCB's knowledge, no Fixed-Fee Contract would reasonably be expected as of the Effective Time to cost SCB or any of its Subsidiaries more in expenses and wages payable to its employees than fees and revenues generated by the Fixed-Fee Contract except where the cost of completing such Fixed Fee Contracts, individually or in the aggregate, would not reasonably be expected to result in an SCB Material Adverse Effect.

         SCB and its Subsidiaries are not, nor to SCB's knowledge is any other party to a Contract, in breach, violation or default under, and neither SCB nor any of its Subsidiaries have received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any contract that is required to be disclosed on Schedule 3.10 and Schedule 3.13 above in such a manner as would permit any other party to cancel or terminate any such Contract, or would permit any other party to seek material damages or other remedies.

         Section 3.14      Properties.

                  (a) SCB and its Subsidiaries have good title to, or valid leasehold interests in, all of their properties and assets, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business or except where the lack of good title or valid leasehold interests would not reasonably be expected to result in an SCB Material Adverse Effect. SCB and its Subsidiaries own no real property. All such assets and properties, other than assets and properties in which SCB or any of its Subsidiaries have leasehold interests, are free and clear of all Liens other than the Permitted Liens. The tangible personal property used by SCB or any of its Subsidiaries that has net book value, in the case of each item, of $10,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by SCB or any of its Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof, except for such variances in the condition thereof, as would not reasonably be expected to result in an SCB Material Adverse Effect.

                  (b) SCB and its Subsidiaries have complied with the terms of all leases to which any of them is a party and under which any of them is in occupancy, and all such leases are in full force and effect. Except as set forth on Schedule 3.14, SCB or an SCB Subsidiary enjoy peaceful and undisturbed possession under all such leases.

         Section 3.15      Intellectual Property

                  (a) Except as set forth on Schedule 3.15, SCB owns or has the right to use pursuant to a license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of SCB as presently conducted or as contemplated to be conducted. Each item of Intellectual Property owned or used by SCB immediately prior to the Closing hereunder will be owned or available for use by CIBER on identical terms and conditions immediately subsequent to the Effective Time. SCB has taken all appropriate action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to do so would not reasonably be expected to result in an SCB Material Adverse Effect.

                  (b) Except as set forth on Schedule 3.15, or where no SCB Material Averse Effect would reasonably be expected to result, SCB has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; SCB has not received any charge, complaint, claims, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SCB must license or refrain from using any Intellectual Rights of any third party); and to the knowledge of SCB, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of SCB.

                  (c) Schedule 3.15 identifies each registration which has been issued to SCB with respect to any of its Intellectual Property, identifies each pending application for registration which SCB has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which SCB has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). SCB has delivered to CIBER correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date). Schedule 3.15 also identifies each trade name or unregistered trademark used by SCB in connection with its business. Except as set forth on Schedule 3.15 or where no SCB Material Adverse Effect would reasonably be expected to result, with respect to each item of Intellectual Property required to be identified in Schedule 3.15 and with respect to each item of copyrightable Intellectual Property (whether or not registration has been sought):

                           (i) SCB possesses all right, title and interest in and to the item, free and clear of any lien, license or other restriction;

                           (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                           (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SCB, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

                           (iv) SCB has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

                           (v) Schedule 3.15 identifies each item of Intellectual Property that any third party owns and that SCB uses pursuant to license, sublicense, agreement, or permission. SCB has delivered or made available to CIBER correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 3.15, with respect to each item of Intellectual Property required to be identified in Schedule 3.15, or where no SCB Material Adverse Effect would reasonably be expected to result;

                           (vi) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (vii) the license, sublicense, agreement, or permission will, immediately following the Effective Time continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms;

                           (viii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (ix) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                           (x) with respect to each sublicense, the representations and warranties set forth in subsections (a) through (c) above are true and correct with respect to the underlying license;

                           (xi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (xii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SCB, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                           (xiii) SCB has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

                           (xiv) no such licenses, agreements or permissions commit SCB to continued maintenance, support, improvement, upgrade or similar obligation of any of SCB's Intellectual Property which obligation cannot be terminated by SCB upon no greater than 90 days' notice.

         Section 3.16 Labor Matters. There are no collective bargaining or other labor union agreements to which SCB or any of its Subsidiaries are a party or by which any of them are bound. Since April 30, 2003 neither SCB nor any of its Subsidiaries has been subject to any labor union organizing activity, or had any actual or, to SCB's knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

         Section 3.17      Certain Employee Matters.

                  (a) Except as set forth on Schedule 3.17(a), all current and former (terminated within 12 months of the date hereof) members of management, key personnel and employee consultants of SCB and its Subsidiaries have executed and delivered to SCB a standard employment and confidentiality agreement substantially in the form attached hereto as Exhibit F. No employee, agent, consultant or contractor of SCB or any of its Subsidiaries who have contributed to or participated in the conception and development of proprietary rights of SCB or any of its Subsidiaries has asserted or threatened any claim against SCB or any of its Subsidiaries in connection with such person's involvement in the conception and development of the proprietary rights of SCB or any of its Subsidiaries and, to the knowledge of SCB, no such person has a reasonable basis for any such claim.

                  (b) Except as set forth on Schedule 3.17(b), all current and former (terminated within 12 months of the date hereof) consultants to SCB or any of its Subsidiaries who are independent contractors have (i) executed and delivered to SCB or any of its Subsidiaries a non-interference agreement restricting such person's right to solicit employees and contractors of SCB or any of its Subsidiaries and customers and clients and prospective customers and clients of SCB or any of its Subsidiaries during the term of such person's engagement and for at least six (6) months thereafter and (ii) been party to a "work for hire" arrangement or proprietary rights agreement with SCB or any of its Subsidiaries pursuant to which either (x) in accordance with applicable federal and state law, SCB or the applicable Subsidiary have been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (y) there has been conveyed to SCB or the applicable Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising.

         Section 3.18 Insurance. Except as set forth on Schedule 3.18, all of the policies of fire, liability, product liability, worker's compensation, health and other forms of insurance presently in effect with respect to SCB's and its Subsidiaries' businesses are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of SCB and its Subsidiaries, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with Legal Requirements and (ii) as SCB deems to be adequate and as is customary for similar business organizations. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of SCB and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         Section 3.19      Taxes.

                  (a) Except as set forth in Schedule 3.19, (i) SCB and its Subsidiaries have timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was properly completed and correct in all material respects at the time of filing,
(ii) all Taxes including Taxes, if any, for which no Returns are required to be filed of SCB and its Subsidiaries (the Taxes referred to in this Section being "Covered Taxes"), due and owing have been paid, except for Taxes not yet due and payable that are disclosed in the financial statements referred to in Section
3.4 and except when the failure to file Returns or pay Taxes would not reasonably be expected to have an SCB Material Adverse Effect, (iii) except with respect to SCB and its Subsidiaries, neither SCB nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") that files a consolidated, unitary or combined return for federal, state, or foreign tax purposes and is not subject to any liability for the Taxes of any other person, including, without limitation, any liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provisions of state, local or foreign law, and (iv) neither SCB nor any of its Subsidiaries is or ever has been a party to any Tax sharing agreement.

                  (b) SCB and its Subsidiaries have delivered or made available to CIBER (i) complete and correct copies of all Returns filed by SCB or any of its Subsidiaries for taxable periods ending after December 31, 1997, and for all other taxable periods for which the applicable statute of limitations has not yet run and (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of SCB or any of its Subsidiaries and relating to any Taxes for any period beginning after December 31, 1997.

                  (c) Except as set forth in Schedule 3.19 or as disclosed in the financial statements referred to in Section 3.4, no Liens for Taxes exist with respect to any of the assets or properties of SCB or any of its Subsidiaries, other than for Taxes not yet due and payable and other than for Liens that would not reasonably be expected to have an SCB Material Adverse Effect. Except as set forth in Schedule 3.19, the federal and state income Tax Returns of SCB and its Subsidiaries have not been examined by the Internal Revenue Service or equivalent state tax examiners and neither SCB or any of its Subsidiaries has agreed to extend the statute of limitations with respect to the relevant Tax Returns for all taxable periods through and including the taxable year ended on December 31, 1997. Except as set forth in Schedule 3.19, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 3.19, (i) no Returns with respect to Taxes of SCB and its Subsidiaries are currently under audit or examination by any Taxing Authority, (ii) no audit or examination relating to Covered Taxes is currently being conducted by any Taxing Authority, (iii) no Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination and (iv) neither SCB nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under
Section 481 of the Code by reason of a change in accounting method.

                  (d) No person has made with respect to SCB or any of its Subsidiaries, or with respect to any property held by SCB or any of its Subsidiaries, any consent or election under Section 341(f) of the Code. Except as set forth in Schedule 3.19, no property of SCB or any of its Subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (e) Except as set forth in Schedule 3.19, there is no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

                  (f) Except as set forth on Schedule 3.19, no items of income attributable to transactions occurring on or before the close of the last preceding taxable year of SCB will be required to be included in taxable income by SCB or any of its Subsidiaries in a subsequent taxable year by reason of reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

                  (g) Except as set forth on Schedule 3.19, SCB and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                  (h) Neither SCB nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (i) Neither SCB nor any of its Subsidiaries are a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) ("USRPHC"), and neither SCB nor any of its Subsidiaries has been a USRPHC for the preceding five years.

                  (j) The net operating loss carry forwards of SCB and its Subsidiaries are not limited by Code Section 382 except as a result of the transactions contemplated by this Agreement.

                  (k) To the best of SCB's knowledge, no claim has ever been made by any Tax Authority in a jurisdiction where SCB or any of its Subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.

                   (l) There is no contract, agreement, plan or arrangement to which SCB or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, should give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code (other than the temporary disallowance of a deduction under Section 404(a)(5) of the Code). There is no contract, agreement, plan or arrangement to which SCB or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

         Section 3.20      ERISA.
                  (a) Schedule 3.20 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, bonuses, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the employment agreements listed on Schedule 3.13), in each case maintained or contributed to, or required to be maintained or contributed to, by SCB or any other person or entity that, together with SCB, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with SCB, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of SCB (all the foregoing being herein called "Benefit Plans"). SCB has delivered or made available to CIBER true, complete and correct copies of
(i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have an SCB Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.20, each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause an SCB Material Adverse Effect.

                  (c) None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

                  (d) All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under
Section 501(c) of the Code or any third-party insurance company, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of SCB referred to in Section 3.4 and the SCB Final Closing Balance Sheet.

                  (e) Each Benefit Plan that is a Pension Plan (hereinafter a "SCB Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter (or with respect to a prototype plan, is subject to an opinion letter) from the Internal Revenue Service to the effect that such SCB Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter (or opinion letter) has been revoked and revocation has not been threatened; no circumstances exist that would adversely affect the tax-qualification of such SCB Pension Plan except as set forth in Schedule 3.20; and such SCB Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that could be reasonably expected to materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. SCB has delivered to CIBER a copy of the most recent determination letter (or opinion letter) received with respect to each SCB Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all SCB Pension Plan amendments as to which a favorable determination letter has not yet been received.

                  (f) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; no prohibited transaction has occurred that could subject SCB, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and neither SCB nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject SCB or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for prohibited transactions or liabilities that would not reasonably be expected to have an SCB Material Adverse Effect.

                  (g) The list of Welfare Plans in Schedule 3.20 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without SCB having an SCB Material Adverse Effect at any time after the Effective Time. SCB complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

                  (h) No compensation payable by SCB to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

                  (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of SCB or any of its Subsidiaries or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code). Schedule 3.20 sets forth (i) the maximum amount, or the method of computing the maximum amount, that could be paid to each executive officer of SCB as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

         Section 3.21 Proxy Statement/ Prospectus. None of the information supplied or to be supplied by SCB for inclusion or incorporation by reference in
(i) the prospectus supplement to the Form S-4, as it may be amended from time to time, will at the time it is filed with the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus, as it may be amended from time to time, to be sent to the shareholders of SCB in connection with the meeting of SCB's shareholders to consider the adoption of this Agreement shall, on the date the Proxy Statement/Prospectus is first mailed to SCB's shareholders, at the time of the SCB Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SCB Shareholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to SCB or any of its affiliates, officers or directors should be discovered by SCB which should be set forth in an amendment to the prospectus supplement to the Form S-4 or a supplement to the Proxy Statement/Prospectus, SCB shall promptly inform CIBER. Notwithstanding the foregoing, SCB makes no representation or warranty with respect to any information supplied by CIBER which is contained in any of the foregoing documents.

         Section 3.22 State Takeover Statutes. The board of directors of SCB has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby the provisions of Sections 48-103-101 through 48-103-505 of the TBCA to the extent, if any, such sections are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. To SCB's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

         Section 3.23 Business Relations. Except as set forth in Schedule 3.23, since April 30, 2003, neither SCB nor any of its Subsidiaries have received from any material customer or supplier of SCB or any of its Subsidiaries notice that such customer or supplier intends to change its business relationship with SCB or any of its Subsidiaries in any material respect after consummation of the transactions contemplated by this Agreement.

         Section 3.24 Bank Accounts. Attached hereto as Schedule 3.24 is a list of all banks or other financial institutions with which SCB or any of its Subsidiaries have an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

         Section 3.25 Agents. Except as set forth in Schedule 3.25, neither SCB nor any of its Subsidiaries have designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or to act or deal in connection therewith.

         Section 3.26 DCAA Matters. Neither SCB nor any of its Subsidiaries has received any adverse ruling or has had an exception taken on any incurred cost submission or other filing with the Defense Contract Audit Agency except as set forth in Schedule 3.26.

          Section 3.27 Disclosure. No representation or warranty by SCB contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of SCB to CIBER or its representatives in connection with, or pursuant to, this Agreement and the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF CIBER AND CIBER SUB

         Except as otherwise set forth in a schedule having the same number as a section of this Article IV, CIBER and CIBER SUB hereby represent and warrant to SCB as follows:

         Section 4.1 Organization. CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIBER SUB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

         Section 4.2       Capitalization.

                  (a) At June 30, 2003:

                           (i) CIBER's authorized capital stock consists of (x) 100,000,000 shares of CIBER Common Stock, par value $.01 per share, of which 63,314,498 shares were issued and outstanding, and (y) 5,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued and outstanding.


                           (ii)     There were  outstanding  stock options to
purchase an aggregate of 7,430,040  shares of CIBER Common Stock.

                  (b) When issued in accordance with this Agreement and after consideration is received therefor, the Shares to be issued to SCB's shareholders pursuant to Section 2.5 will be duly authorized, validly issued, fully paid and non-assessable.

                  (c) All of the issued and outstanding shares of common stock, $0.01 par value per share, of CIBER SUB are owned by CIBER.

                  (d) CIBER SUB has been incorporated and organized solely for the purposes of the transactions contemplated by this Agreement and has not conducted any business.

         Section 4.3 Authority Relative to this Agreement; Non-Contravention.

                  (a) Each of CIBER and CIBER SUB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIBER and CIBER SUB, the performance by each of them of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated herein have been duly authorized by all requisite corporate action, and no other corporate proceedings on the part of CIBER or CIBER SUB are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER and CIBER SUB of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of CIBER and CIBER SUB and constitutes a valid and binding obligation of each of CIBER and CIBER SUB, enforceable against CIBER and CIBER SUB in accordance with its terms.

                  (b) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by CIBER or CIBER SUB, nor the consummation by CIBER or CIBER SUB of the transactions contemplated herein, nor compliance by CIBER or CIBER SUB with any of the provisions hereof will conflict with or result in any breach of the certificates of incorporation or by-laws of CIBER or CIBER SUB or, subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or any of its properties or assets, other than any such event that would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a CIBER Material Adverse Effect.

                  (c) Except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Tennessee and any such filings as may be required by the Exchange Act, NYSE rules and the HSR Act, no action by CIBER or CIBER SUB or any governmental authority is necessary for CIBER and CIBER SUB's execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a CIBER Material Adverse Effect.

                  (d) Except as set forth in Schedule 4.3 and except for any action contemplated by subsection (c) above, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER or CIBER SUB for or in connection with the execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby.

         Section 4.4 SEC Reports and Financial Statements. CIBER has filed with the SEC all CIBER SEC Reports required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement, none of the CIBER SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of CIBER and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the CIBER SEC Reports, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of CIBER and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a CIBER Material Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

         Section 4.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or to CIBER's knowledge, threatened, against CIBER or any of its Subsidiaries which reasonably would be likely to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         Section 4.6 Statements; Proxy Statement/Prospectus. None of the information supplied or to be supplied by CIBER for inclusion or incorporation by reference in the SCB Proxy Statement shall, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time CIBER discovers that any information supplied or to be supplied by CIBER for inclusion in the Proxy Statement does not comply with this Section 4.6, CIBER shall promptly inform SCB. Notwithstanding the foregoing, CIBER makes no representation or warranty with respect to any information supplied by SCB or any of its representatives for inclusion in the Proxy Statement/Prospectus.

         Section 4.7 Brokers/Financial Advisors. Except for the Updata Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CIBER.

         Section 4.8 Disclosure. No representation or warranty by CIBER contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of CIBER to SCB or its representatives in connection with, or pursuant to, this Agreement and the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

         Section 4.9 Source of Funds. As of the earlier of (i) December 31, 2003 or (ii) the Closing Date, CIBER will have sufficient funds or credit capacity available to pay the Cash Consideration.

         Section 4.10 Shares Owned. At the date hereof, CIBER owns, beneficially and of record, less than 5% of the issued and outstanding shares of SCB Common Stock.

         Section 4.11 Absence of Certain Changes. Except as set forth in
Schedule 4.11, since June 30, 2003: (i) CIBER has conducted its business only in the ordinary course, and there has not been any change by CIBER in accounting principles or methods except insofar as may be required by GAAP, and (ii) there has not been any CIBER Material Adverse Effect.



                                    ARTICLE V
                         COVENANTS AND OTHER AGREEMENTS

         Section 5.1 Conduct of Business by SCB. SCB covenants and agrees that, prior to the Effective Time, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

                  (a) The business of SCB shall be conducted in the ordinary and usual course of business, consistent with past practices, and SCB shall use its reasonable best efforts to (i) maintain and preserve intact SCB's business organization, (ii) keep available the services of its officers and employees, and (iii) maintain beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

                  (b) Without limiting the generality of the foregoing subsection (a), SCB shall not, directly or indirectly:

                           (i) sell, lease, transfer, mortgage or otherwise encumber, subject to any lien or otherwise dispose of any of its properties or assets except in the ordinary and usual course of business;

                           (ii) amend or propose to amend its charter or by-laws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not SCB is the survivor);

                           (iii)    split,  combine or reclassify any
         outstanding  shares of, or interests in, its capital stock;

                           (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of SCB or any options, warrants or rights to acquire capital stock of SCB, except the cashless exercise of warrants is permitted hereunder;

                           (v) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security except that SCB may issue SCB Common Stock upon the valid exercise of SCB options or warrants outstanding as of the date of this Agreement pursuant to the SCB Stock Plans;

                           (vi) modify the terms of any existing Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business;

                           (vii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

                           (viii) authorize, recommend or propose any change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

                           (ix) adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan or, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in the manner consistent with SCB's historical salary review procedures;

                           (x) enter into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of SCB, or any collective bargaining agreement or other obligation to any labor organization or employee;

                           (xi) make any material tax election or settle or compromise any liability for Taxes;

                           (xii) make or commit to make expenditures for capital assets, properties, or intellectual property that exceed $100,000 in the aggregate;

                           (xiii) make any changes in its reporting for Taxes or accounting procedures other than as required by GAAP or applicable law;

                           (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent SCB financial statements as disclosed on Schedule 3.4 that were provided to CIBER or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $100,000 in any one case by or to SCB; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which SCB is a party;

                           (xv) write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

                           (xvi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for aggregate consideration of in excess of $200,000;

                           (xvii) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER or SCB;

                           (xviii) enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing; or

                           (xix) incur or pay legal, financial or accounting fees or expenses in connection with the negotiation, execution or performance of this Agreement in excess of $1,825,000.

                  (c) SCB shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, an SCB Material Adverse Effect.

         Section 5.2 SCB Final Closing Balance Sheet. SCB shall deliver to CIBER five Business Days prior to the Closing Date a pro forma consolidated balance sheet as of the Closing Date of SCB and its Subsidiaries prepared in accordance with GAAP consistent with past practice (the "SCB Final Closing Balance Sheet"). The SCB Final Closing Balance Sheet shall fairly estimate the financial position of SCB and its Subsidiaries immediately prior to the Merger in accordance with GAAP.

         Section 5.3       Proxy Material; Shareholder Meeting.

                  (a) SCB shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of SCB Common Stock to vote on a proposal to adopt this Agreement (the "SCB Shareholders' Meeting"). The SCB Shareholders' Meeting shall be held (on a date selected by SCB in consultation with CIBER) as promptly as practicable. SCB shall ensure that all proxies solicited in connection with the SCB Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

                  (b) The Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of SCB (the "SCB Board") recommends that SCB's shareholders vote to adopt this Agreement at the SCB Shareholders' Meeting (the recommendation of the SCB Board that SCB's shareholders vote to adopt this Agreement being referred to as the "SCB Board Recommendation"). The SCB Board Recommendation shall not be withdrawn or modified in a manner adverse to CIBER, and no resolution by the SCB Board or any committee thereof to withdraw or modify the SCB Board Recommendation in a manner adverse to CIBER shall be adopted or proposed, except that nothing contained in this Section 5.3(b) shall prohibit the SCB Board or any committee thereof from taking any such action not otherwise in violation of this Agreement where the SCB Board determines, after consultation with its independent legal counsel, that applicable case law or fiduciary obligations require such action, in which case CIBER shall be given prompt notice of such determination.

                  (c) SCB's obligation to call, give notice of and hold the SCB Shareholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.

                  (d) Should the Proxy Statement/Prospectus be selected for review by the SEC, then each of SCB and CIBER shall have the right to participate in the review process by, without limitation, (i) receiving both written and oral SEC comments, (ii) participating in the drafting of comment responses, and (iii) approving the final response letter and any and all amendments to the Proxy Statement/Prospectus.

         Section 5.4 Access to Information. SCB shall permit the officers, employees, agents and representatives of CIBER to have reasonable access to premises in which SCB and its Subsidiaries conduct their businesses and to all of SCB's books, records and personnel (including operational personnel with the position of Vice President or above), subject to such reasonable requirements as SCB may impose to coordinate such access and the times thereof. SCB will provide the officers, employees, agents and representatives of CIBER with such financial, operating and other data as requested.

         Section 5.5 Confidentiality. CIBER, on the one hand, and SCB, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange or as respective counsel for such party shall deem appropriate. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and SCB, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

         Section 5.6       Employment Agreements and Employee Matters.

                  (a) SCB shall use reasonable efforts to obtain and deliver executed employment agreements in substantially the form attached hereto as Exhibit E (the "Employment Agreements") from the individuals listed in Schedule 5.6(a) and executed Severance and Nonsolicitation Agreements in substantially the forms attached hereto as Exhibit F (the "Severance/Nonsolicitation Agreements") with the individual listed in Schedule 5.6(a). CIBER shall provide severance payments to the individuals set forth on Schedule 5.6(a) subject to those individuals executing severance agreements and, if referenced in Schedule 5.6(a) noncompetition/nonsolicitation agreements, acceptable to CIBER. With respect to other employees of SCB who are terminated in connection with the Merger, CIBER shall provide severance payments equal to one week's worth of base salary for every year of service to SCB up to a maximum payment of twelve weeks' worth of base salary.

                  (b) To the extent SCB's employees continue employment with SCB, such employees shall be able to participate in plans in which similarly situated CIBER employees are eligible to participate, and shall receive credit for years of service with SCB for purposes of eligibility and vesting with respect to (i) CIBER's benefit plans, (ii) CIBER's vacation accrual and (iii) CIBER's Stock Plans.

                  (c) CIBER shall continue sponsorship of SCB's 401(k) plan in its present form following the Effective Time until it is prepared to commence the process of merging SCB's plan into CIBER's plan. SCB's 401(k) plan shall be frozen to new contributions in preparation for the merger of the plans as of the date SCB's employees first participate in CIBER's 401(k) plan regardless of the date the 401(k) plans are merged. SCB employees shall be permitted to participate in CIBER's 401(k) plan as soon as practical after the Effective Time.

                  (d) CIBER will make available a pool of non-statutory stock options to purchase 200,000 shares of CIBER Common Stock to be granted to certain employees of SCB. Options to purchase such shares shall be granted at the Effective Time, or as soon thereafter as practicable, pursuant to agreements in customary form. The employees who shall receive such options at the Closing shall be determined by mutual agreement of CIBER and SCB prior to the Effective Time. The exercise price of options granted pursuant to this subsection will be the fair market value of the CIBER Closing Stock at the Effective Time. The options shall vest ratably over a period of four years.

                  (e) CIBER will make the payments to, and other provisions for,
T. Scott Cobb as set forth on Schedule 5.6(e).

                  (f) CIBER will use reasonable efforts to offer unused space for a nine month period of time for outplacement services for terminated SCB employees, and will offer up to an aggregate of $95,000 for outplacement services for any such terminated SCB employees.

         Section 5.7 Health Insurance. From the Effective Time, CIBER shall, or shall cause the Surviving Corporation to, provide group health plan coverage as defined in Section 5000(b)(1) of the Code. Such coverage shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the SCB Employees under the Employee Plans) under any group health plans of CIBER or the Surviving Corporation to be waived with respect to SCB's Employees and their eligible dependents and (ii) give each SCB Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time, and
(iii) comply with continuation of group coverage in accordance with COBRA and
Section 4980B of the Code, and the Health Insurance Portability and Accounting Act with respect to each individual who was an employee of SCB or an eligible dependent of any such employee. The provisions of this Section 5.7 are in addition to any requirements applicable to any SCB employee or former employee pursuant to any written agreement between such employee or former employee and SCB.

         Section 5.8 Acquisition Proposals. SCB agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, alliance or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of SCB and its Subsidiaries, taken as a whole, having an aggregate value equal to 25% or more of the market capitalization of SCB, or any purchase or sale of, or tender or exchange offer for, 25% or more of the equity securities of SCB (being hereinafter referred to as an "Acquisition Proposal"). SCB further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, SCB and SCB's board of directors shall be permitted to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, with applicable case law, and with applicable fiduciary responsibilities. SCB shall notify CIBER promptly of any and all inquiries, proposals or offers received by, any such information requested from, or any discussions or negotiations sought to be initiated with, any of its representatives with regard to an Acquisition Proposal, indicating the name of the parties involved and the material terms and conditions of any inquiries, proposals or offers. Nothing in this Agreement shall prohibit the SCB Board from engaging in the activities described above with respect to any person who has submitted on an unsolicited basis to SCB (i) an Acquisition Proposal believed by the SCB Board in good faith to be bona fide or (ii) an expression of interest believed by the SCB Board in good faith to be bona fide indicating such person's desire to pursue the possibility of making an Acquisition Proposal on terms believed by the SCB Board to be financially superior to the Merger (a "Superior Proposal") and, in either such case:

                  (a) the SCB Board or any committee thereof, after consultation with its independent legal counsel, determines that taking such action is appropriate for such Board to comply with its fiduciary duties under applicable law;

                  (b) the SCB Board or any committee thereof, after consultation with its financial advisors, concludes in good faith that such Acquisition Proposal, taking into account, among other things, all material legal, financial, regulatory and other aspects of such proposal and the person making such proposal, could lead to a Superior Proposal;

                  (c) prior to providing any of the information described herein above, SCB obtains from such person an executed confidentiality agreement; and

                  (d) prior to taking any action with respect to any such Acquisition Proposal or expression of interest, SCB shall notify CIBER of any actions it has determined to take with respect to such Acquisition Proposal or expression of interest.

SCB agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. SCB agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall permit CIBER or SCB to terminate this Agreement (except as specifically provided in Article VII hereof).

         Section 5.9       Indemnification of Officers and Directors.

                  (a) All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of SCB at or prior to the date of this Agreement (the "Indemnified Persons") by reason of written indemnification agreement and applicable law shall survive the Merger and shall be observed by CIBER to the fullest extent permitted by Tennessee law.

                  (b) From and after the Effective Time, CIBER will establish or maintain one or more insurance policies or purchase tail coverage providing, in the aggregate, substantially similar coverage as the existing policy of directors' and officers' liability insurance maintained by SCB as of the date of this Agreement in the form disclosed by SCB to CIBER prior to the date of this Agreement (the "Existing Policy"); provided, however, that in no event shall CIBER be required to pay an amount to establish or maintain such coverage that is greater than 150% of the current annual premiums paid by SCB for the Existing Policy, and if the cost of such insurance exceeds such amount CIBER shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (c) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any rights such Indemnified Person may have under the Charter or By-Laws of SCB, any other indemnification arrangement, the TBCA or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons.

         Section 5.10 Filings; Other Action. Subject to the terms and conditions herein provided, each of SCB and CIBER shall and shall cause any appropriate other party to: (a) use all reasonable efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States and in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. CIBER shall use reasonable best efforts to cause the shares of CIBER Common Stock issued as Stock Consideration in the Merger to be approved for listing on the New York Stock Exchange subject to official notice of issuance, prior to the Effective Time.

         Section 5.11 Satisfaction of Conditions. Subject to the terms and conditions of this Agreement, each of CIBER and SCB shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

         Section 5.12 Application of Restrictions. SCB shall take all necessary steps to avoid the application of the restrictions contained in Sections 48-103-101 through 48-103-505 of the TBCA.

         Section 5.13 Survival. None of the representations and warranties made by SCB or CIBER in this Agreement shall survive the Closing.

         Section 5.14 Section 16b-3. Prior to the Effective Time, CIBER and SCB shall take all such steps as may be required to cause any dispositions of capital stock of CIBER and SCB (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SCB to be exempt under Rule 16b-3 of the 1934 Act.

         Section 5.15 Affiliates. Not less than 30 days prior to the Effective Time, SCB shall deliver to CIBER a letter identifying all persons who, in the opinion of SCB, may be deemed at the time this Agreement is submitted for approval by the shareholders of SCB, "affiliates" of SCB for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect any changes from the date thereof. SCB shall use reasonable best efforts to cause each person identified on such list delivered to CIBER not less than 15 days prior to the Effective Time, to execute a written agreement in customary form.

         Section 5.16 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing; (b) the filing fee in connection with the filing of the Proxy Statement/Prospectus with the SEC; and (c) the expenses incurred in connection with the printing and mailing the Proxy Statement/Prospectus shall be shared equally by CIBER and SCB.

         Section 5.17 CIBER Material Adverse Effect. CIBER shall promptly advise SCB orally and in writing of any change or event having, or which would reasonably be expected to have, a CIBER Material Adverse Effect.

                                   ARTICLE VI
                                   CONDITIONS

         Section 6.1 Conditions to the Obligation of Each Party. Unless waived in writing by the parties, the obligations of each of SCB, CIBER and CIBER SUB to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement, and the consummation of the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the shareholders of SCB as required by the TBCA and SCB's charter and by-laws.

                  (b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by CIBER of any of the assets of SCB, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement.

                  (c) All waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not (x) be reasonably likely to prevent the consummation of the transactions contemplated hereby or (y) have an SCB Material Adverse Effect or a CIBER Material Adverse Effect.

                  (d) The Form S-4 Registration Statement shall be effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

                  (e) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between CIBER and the Federal Trade Commission or the Department of Justice pursuant to which CIBER has agreed not to consummate the Merger for a period of time.

                  (f) There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         Section 6.2 Additional Conditions to the Obligations of SCB. The obligations of SCB to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by SCB:

                  (a) CIBER and CIBER SUB shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing Date.

                  (b) The representations and warranties of CIBER and CIBER SUB in this Agreement shall be (i) in the case of representations and warranties qualified by materiality or CIBER Material Adverse Effect or the like, true and correct as of the Closing Date, and (ii) in the case of representations and warranties not so qualified, true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date.

                  (c) SCB shall have received a certificate signed by an executive officer of CIBER certifying to the matters set forth in Sections 6.2(a), (b), (d) and (f).

                  (d) The Shares shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

                  (e) SCB shall have received an opinion of Faegre & Benson LLP, CIBER's counsel, dated as of the Closing Date and in a form reasonably acceptable to SCB.

                  (f) There shall not be pending any legal proceeding in which, in the reasonable judgment of SCB there is a reasonable possibility of an outcome that would have a Material Adverse Effect on SCB or on CIBER: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to compel CIBER or SCB, or any Subsidiary of CIBER or SCB, to separate any amounts payable or CIBER Shares deliverable to holders of record of SCB, or to separate amounts payable to employees of SCB, a result of the Merger or any of the other transactions contemplated by this Agreement.

                  (g) SCB shall have received such other documents and instruments as may reasonably be required by SCB to consummate the transactions contemplated by this Agreement.

         Section 6.3 Additional Conditions to the Obligations of CIBER and CIBER SUB. The obligation of CIBER to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by CIBER:

                  (a) SCB shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

                  (b) The representations and warranties of SCB in this Agreement shall be (i) in the case of representations and warranties qualified by materiality or SCB Material Adverse Effect or the like, true and correct as of the Closing Date, and (ii) in the case of representations and warranties not so qualified, true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date.

                  (c) CIBER shall have received a certificate signed by an executive officer of SCB, dated as of the Closing Date, certifying to the matters set forth in Sections 6.3(a), (b), (d) and (k), and a certificate signed by the secretary of SCB, dated as of the Closing Date, certifying the charter and by-laws of SCB and the resolutions of the SCB directors and the shareholders of SCB approving this Agreement and the transactions contemplated hereby.

                  (d) There shall not be pending any legal proceeding in which, in the reasonable judgment of CIBER, there is a reasonable possibility of an outcome that would have a Material Adverse Effect on SCB or on CIBER: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from CIBER or any of its Subsidiaries, or SCB any damages or other relief that may be material to CIBER; (c) seeking to prohibit or limit in any material respect CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of SCB; (d) which would affect adversely the right of CIBER, or of SCB, to own the assets or operate the business of SCB; or (e) seeking to compel CIBER or SCB, or any Subsidiary of CIBER or SCB, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

                  (e) [Intentionally Omitted.]

                  (f) CIBER shall have received the executed
Severance/Nonsolicitation Agreements specified in Section 5.6(a)

                  (g) CIBER shall have received the opinion of Burch, Porter & Johnson, SCB's counsel, dated as of the Closing Date and in a form reasonably acceptable to CIBER,

                  (h) CIBER shall have received, effective as of the Closing Date, the resignations of each director of SCB.

                  (i) CIBER shall have received, effective as of the Closing Date, copies of the cancelled powers of attorney listed in Schedule 3.25.

                  (j) The appropriate executive officers of SCB, on SCB's behalf, shall have delivered to CIBER a certificate of non-foreign status under
Section 1445 of the Code.

                  (k) Holders of no more than 10% of the SCB Stock shall have exercised their right to dissent to the Merger in accordance with the TBCA.

                  (l) CIBER shall have received such other documents and instruments as may reasonably be required by CIBER to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

         Section 7.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of SCB:

                  (a) By mutual written consent duly authorized by the boards of SCB and CIBER;

                  (b) By SCB or CIBER if the Closing shall not have occurred on or before March 1, 2004 (the "Termination Date" which term shall include the date of any extension under this Section 7.1(b)); provided, however, that if on March 1, 2004 the conditions to Closing set forth in Sections 6.1(c), 6.1(d) or 6.1(e) shall not have been fulfilled, but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to March 15, 2004 (the "Extended Termination Date"); and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

                  (c) By SCB, if CIBER shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach of failure to perform (i) is incapable of being cured by CIBER prior to the Termination Date and (ii) renders the condition set forth in
Section 6.2(a) or 6.2(b) incapable of being satisfied prior to the Termination Date;

                  (d) By CIBER, if SCB shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by SCB prior to the Termination Date and (ii) renders the condition set forth in
Section 6.3(a) or 6.3(b) incapable of being satisfied prior to the Termination Date;

                  (e) By SCB or CIBER, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action, which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable;

                  (f) By CIBER if (i) the SCB Board shall have withdrawn or changed or modified the SCB Board Recommendation in a manner adverse to CIBER or
(ii) for any reason, except for regulatory delays caused by the review of the Proxy Statement by the SEC, SCB fails to call the SCB Shareholders Meeting on or before January 31, 2004;

                  (g) By SCB or CIBER, if SCB Shareholder Approval shall not have been received at a duly held meeting of the shareholders of SCB called for such purpose (including any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

                  (h) By SCB if the CIBER Stock Market Price is less than $7.50 and CIBER fails to agree in writing prior to the Closing Date either (A) to use the CIBER Stock Market Price rather than the CIBER Closing Stock Price in computing the Stock Exchange Ratio, or (B) to elect to set the Stock Percentage at zero; and

                  (i) By SCB or CIBER, if SCB enters into an agreement with respect to a Superior Proposal; provided that SCB shall only be entitled to terminate this Agreement pursuant to this Section 7.1(i) if SCB has complied in all material respects with all provisions of Section 5.8.

         Section 7.2       Obligations in Event of Termination.

                  (a) Except as set forth in Section 7.2(b), the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 5.5, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of SCB or CIBER.

                  (b) (i) In the event that (x) any person shall have made an Acquisition Proposal for SCB and thereafter this Agreement is terminated by SCB pursuant to Section 7.1(g) or Section 7.1(i) or by CIBER pursuant to Section 7.1(f), Section 7.1(g) or Section 7.1(i); or
         (y) this Agreement is terminated by CIBER pursuant to Section 7.1(d), excluding any termination based on an SCB Material Adverse Effect beyond the control of SCB and not caused in whole or in part by SCB's negligence, recklessness, or willful conduct, and within twelve months from the date of termination of this Agreement, SCB enters into an agreement for a transaction regarding an Acquisition Proposal with an entity with which it had discussions relating to any Acquisition Proposal at any time during the twelve month period immediately prior to the date of termination of this Agreement (any such termination and subsequent agreement by SCB, a "Triggering Event"), then SCB shall promptly, but in no event later than two days after signing such agreement, pay CIBER up to $500,000 for CIBER's expenses including, without limitation, legal, accounting and investment banking fees and expenses, relating to the negotiation and consummation of this Agreement and the transactions contemplated hereby, which amount shall be payable by wire transfer of same day funds.

                           (ii) In the event that a Triggering Event occurs, and within twelve months from the date of termination of this Agreement SCB consummates a transaction regarding an Acquisition Proposal with an entity with which it had discussions relating to any Acquisition Proposal at any time during the twelve month period immediately prior to the date of termination of this Agreement, then SCB shall promptly, but in no event later than two days after such closing, pay CIBER a fee in an amount equal to $2,500,000 less any payment made to CIBER pursuant to Section 7.2(b)(i), which amount shall be payable by wire transfer of same day funds.

                           (iii) SCB acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CIBER would not enter into this Agreement.

         Section 7.3 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of SCB and CIBER, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         Section 8.1 Interpretation; Governing Law, Jurisdiction and Service of Process. This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. This Agreement shall be construed and governed by the laws of the State of Colorado (without giving effect to its principles of conflicts of laws), except as to the corporate law applicable to CIBER SUB, SCB and the Merger, as to which this Agreement shall be construed and governed by the laws of the State of Tennessee, and as to the corporate law applicable to CIBER, as to which this Agreement shall be construed and governed by of the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against the applicable party in the courts of the State of Colorado or, if it has or can obtain jurisdiction, in the United States District Court for such state, and each party hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this section may be served on any party anywhere in the world, and may also be served upon any party in the manner provided for giving notices to it or him in Section 8.3 below.

         Section 8.2 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

         Section 8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

                  If to SCB:

                  SCB Computer Technology, Inc.
                  3800 Forrest Hill-Irene Road, Suite 100
                  Memphis, TN  38125
                  Attention:        T. Scott Cobb
                  Telephone:        (901) 754-6577
                  Facsimile:        (901) 754-9448

                  With a copy to (which shall not constitute notice):

                  Burch, Porter & Johnson
                  130 North Court Avenue
                  Memphis, TN  38103
                  Attention:  Jay H. Lindy
                  Telephone:  (901) 524-5000
                  Facsimile:   (901) 524-5024

                  If to CIBER:

                  CIBER, Inc.
                  5251 DTC Parkway, Suite 1400
                  Greenwood Village, Colorado  80111
                  Attention:        David Durham
                  Telephone:        (303) 220-0100
                  Facsimile:        (303) 267-3899

                  with a copy to (which shall not constitute notice):

                  Faegre & Benson LLP
                  1700 Lincoln Street, Suite 3200
                  Denver, CO 80203
                  Attention:        Douglas R. Wright
                  Telephone:        (303) 607-3500
                  Facsimile:        (303) 607-3600

To such other address as to which notice is provided in accordance with this Section.

         Section 8.4 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

         Section 8.5 Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives.

         Section 8.6 Further Assurances. From time to time after the Closing Date, SCB shall execute all such instruments as CIBER shall reasonably request in order more effectively to consummate this transaction contemplated by this Agreement to CIBER. The parties shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

         Section 8.7 Entire Agreement. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.

         Section 8.8 Headings. The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

         Section 8.10 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                  CIBER, INC.,
                  a Delaware corporation


                  By:
                     -----------------------------------------
                  Name:
                        --------------------------------------
                  Title:
                         -------------------------------------



                  DAPHNE ACQUISITION CORPORATION,
                  a Tennessee corporation


                  By:
                     -----------------------------------------
                  Name:
                        --------------------------------------
                  Title:
                         -------------------------------------



                  SCB COMPUTER TECHNOLOGY, INC.,
                  a Tennessee corporation


                  By:
                      ----------------------------------------
                  Name:
                        --------------------------------------
                  Title:
                         -------------------------------------